EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CSI COMPRESSCO LP
ANNOUNCES CREDIT FACILITY AMENDMENT
PROVIDING ENHANCED FINANCIAL FLEXIBIILTY

Midland, Texas (May 25, 2016) - CSI Compressco LP (CSI Compressco or the Partnership) (NASDAQ: CCLP) today announced it has completed an amendment to its Credit Agreement with its lenders. The amendment provides additional flexibility for the Partnership under the financial leverage ratio covenant applicable to the revolving credit facility.

Prior to the amendment the maximum consolidated total leverage ratio in the Credit Agreement was 5.25X as of June 30, 2016, declining to 5.00X from September 30, 2016 and thereafter. The amendment modified this leverage ratio as follows:

•	5.50X as of June 30, 2016 and September 30, 2016;

•	5.75X from December 31, 2016 through September 30, 2017;

•	5.50X as of December 31, 2017 and March 31, 2018;

•	5.25X as of June 30, 2018 and September 30, 2018; and

•	5.00X from December 31, 2018 and thereafter.

The amendment also reduced the maximum aggregate lender commitments under the Credit Agreement from $400 million to $340 million, among other amendments. As of March 31, 2016 the Partnership had $234 million outstanding on the revolver. Additional details on the amendment are included in the Partnership’s Form 8-K filed today with the Securities and Exchange Commission.

“We are pleased with the outcome of this amendment process. We believe it is prudent to obtain flexibility with our revolving credit facility given the persistent weak industry environment.” said Timothy A. Knox, President of CSI Compressco. “We are very appreciative of the support from our lending group, arranged by Bank of America Merrill Lynch. This amendment provides the Partnership with enhanced ability to navigate through an uncertain energy marketplace.”

About CSI Compressco

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco's compression and related services business includes a fleet of over 6,000 compressor packages providing in excess of 1.1 million in aggregate horsepower, utilizing a full spectrum of low-, medium-, and high-horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco's equipment sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and oilfield fluid pump systems designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco's aftermarket business provides compressor package reconfiguration and maintenance services as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco's customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release contains "forward-looking statements" and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this press release are identifiable by the use of the following words and other similar words: "anticipates", "assumes", "believes", "budgets", "could", "estimates",

"expects", "forecasts", "goal", "intends", "may", "might", "plans", "predicts", "projects", "schedules", "seeks", "should, "targets", "will" and "would". These forward-looking statements include statements, other than statements of historical fact, concerning CSI Compressco's strategy, future operations, financial position, estimated revenues, negotiations with our bank lenders, projected costs and other statements regarding CSI Compressco's beliefs, expectations, plans, prospects, and other future events and performance. Such forward-looking statements reflect our current views with respect to future events and financial performance and are based on assumptions that we believe to be reasonable but such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to: economic and operating conditions that are outside of our control, including the supply, demand, and prices of crude oil and natural gas; the levels of competition we encounter; the activity levels of our customers; the availability of adequate sources of capital to us; our ability to comply with contractual obligations, including those under our financing arrangements; our operational performance; the loss of our management; risks related to acquisitions and our growth strategy, including our 2014 acquisition of Compressor Systems, Inc.; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; risks associated with a material weakness in our internal control over financial reporting and the consequences we may encounter if we are unable to remediate that material weakness or if we identify other material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission ("SEC"), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and oral forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Contact:
CSI Compressco LP
Elijio V. Serrano, Chief Financial Officer
Phone: 1.281.364.5029

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